Synaptics Incorporated
     1109 McKay Drive      P: 408-904-1100
                         San Jose, CA. 95131 F: 408-904-1110
                 www.synaptics.com

Letter to Nelson

March 10, 2025

ELECTRONIC DELIVERY
Nelson Chan, Executive Chairman & Board Chair
Synaptics Incorporated
1109 McKay Drive
San Jose, CA 95131

 Re:         Cash Compensatory Arrangement for Service as Interim Executive Chairman

Dear Nelson,

On behalf of the Board of Directors (the “Board”) of Synaptics Incorporated (the “Company”), I am pleased to present you with this letter (“Letter”) setting forth the terms and conditions of your appointment as the Company’s Interim Executive Chairman (“Interim Executive Chair”), including the cash compensation to be paid to you, while continuing your service as the Chairman of the Board as well. As discussed, you commenced serving as the Interim Executive Chair on February 3, 2025 (the “Effective Date”) and will remain in such role for six (6) months following the date a new Chief Executive Officer (the “New CEO”) is appointed by the Board to actively assist with any transition of your duties and responsibilities as the Interim Executive Chair to the New CEO (the “Interim Period”) or such earlier date as determined by either you or the Board. During the Interim Period, you will report directly to the Board and will have duties and responsibilities typically associated with such title. For the avoidance of doubt, nothing in this Letter affects your continued service as the Chair of the Board, which will continue until such time as you resign or are otherwise removed by the Company or its stockholders.

The cash compensation to be paid to you for service as Interim Executive Chair during the Interim Period shall be $40,000 per month (pro-rated for any partial month) (the “Interim Cash Compensation Amount”), which may be subject to withholdings as required by applicable law. The foregoing Interim Cash Compensation Amount shall be payable to you from the Effective Date through the expiration of the Interim Period (or your or the Board’s election to terminate the Interim Executive Chair position, whichever occurs earlier).

During the Interim Period, in addition to serving as Interim Executive Chair, you shall continue to serve as a director (and Chair of the Board) and you shall continue to receive your normal fees in connection with your service as a member (and Chair) of the Board. However, during the Interim Period in which you serve as the Interim Executive Chair, you shall not serve on any committees of the Board that require all members to be independent under the applicable rules of the Securities and Exchange Commission and NASDAQ Listing Standards and Rules (collectively, the “Applicable Rules”), nor shall you receive any compensation as a result of stepping down from service on such committees. Following the termination of your role as Interim Executive Chair, you will again be entitled to serve on any committees of the Board and receive your normal fees in connection therewith, subject to the satisfaction of independence tests under Applicable Rules.

This Letter forms the complete and exclusive statement of your Interim Cash Compensation Amount in connection with your appointment as Interim Executive Chair during the Interim Period. This Letter supersedes any other representations or promises made to you by anyone, whether oral or written, and it can only be modified in a written Letter signed by you and an authorized member of the Board.

This Letter will be governed in all respects by the laws of the State of California without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned parties have executed this Letter as of the date first written above.

Synaptics Incorporated

By:	/s/ Susan Hardman
Name: Susan Hardman
Title: Compensation Committee and Board Member
AGREED AND ACCEPTED:

/s/ Nelson Chan
____________________________
Name: Nelson Chan
Title: Interim Executive Chairman
and Chairman of the Board

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